POWER OF ATTORNEY

         WE, GOLDMAN SACHS INTERNATIONAL (the "Company") of Peterborough Court, 133 Fleet Street, London EC4A 2BB, hereby appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong acting singly, our true and lawful attorney, to execute and deliver in our name and on our behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, such documents to be in such form as such attorney may approve on our behalf, such approval to be conclusively evidenced by the due execution thereof.

         THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2007 or otherwise revoked in writing or in respect of each of the above named persons so long as he or she, as the case may be, remains an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

         IN WITNESS WHEREOF, this Power of Attorney has been duly executed as a Deed on this 17th day of November 2005.

GOLDMAN SACHS INTERNATIONAL


/s/ Richard J. Levy
-----------------------------
Richard J. Levy
Managing Director



/s/ David J. Grounsell
-----------------------------
David J. Grounsell
Secretary